                                                              Exhibit (a)(1)(HH)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


--------------------------------------)
                                      )
OMNICARE, INC.,                       )
                                      )
               Plaintiff,             )
                                      )
        v.                            )     C.A. No. 19800
                                      )
NCS HEALTHCARE, INC., JON H.          )
OUTCALT, KEVIN B. SHAW, BOAKE A.      )
SELLS, RICHARD L. OSBOURNE,           )
GENESIS HEALTH VENTURES, INC., and    )
GENEVA SUB, INC.                      )
                                      )

               Defendants.            )
--------------------------------------)

                    REPLY BRIEF OF DEFENDANTS GENESIS HEALTH
                      VENTURES, INC. AND GENEVA SUB, INC.
                         IN SUPPORT OF THEIR MOTION TO
                      DISMISS THE SECOND AMENDED COMPLAINT

                                          YOUNG CONAWAY STARGATT
                                            & TAYLOR LLP
                                          David C. McBride
                                          Bruce L. Silverstein
                                          Christian Douglas Wright
OF COUNSEL:                               Adam W. Poff
Paul Vizcarrondo, Jr.                     The Brandywine Building
Theodore N. Mirvis                        1000 West Street, 17th Floor
John F. Lynch                             P.O. Box 391
Lauryn P. Gouldin                         Wilmington, DE 19899-0391
WACHTELL, LIPTON, ROSEN & KATZ            (302) 571-6639
51 West 52nd Street
New York, NY 10019                        Attorneys for Defendants Genesis
(212) 403-1000                            Health Ventures, Inc. and Geneva Sub,
                                          Inc.


DATED: October 22, 2002

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
PRELIMINARY STATEMENT.................................................................1

REPLY ARGUMENT........................................................................1

I.    OMNICARE'S "BIDDER STANDING" ARGUMENT...........................................2

      A. The policy against the "purchase" of a lawsuit...............................2

      B. The requirement that the plaintiff own shares at the time of the alleged breach of duty...............................................................5

      C. "Bidder standing."...........................................................6

II.   OMNICARE'S "VOTING RIGHTS" ARGUMENT............................................12

CONCLUSION...........................................................................13

                              TABLE OF AUTHORITIES


Case                                                                            Page
----                                                                            ----
Alabama By-Products Corp. v. Cede & Co.,
      Del. Supr., 657 A.2d 254 (1995)..............................................3

Arnold v. Society for Savs. Bancorp, Inc.,
      Del. Ch., C.A. No. 12883, 1995 WL 376919,
      Chandler, V.C. (June 15, 1995)...............................................5

Avacus Partners, L.P. v. Brian,
      Del. Ch., C.A. No. 11001, 1990 WL 161909,
      Allen, C. (Oct. 24, 1990)....................................................5

Bangor Punta Operations, Inc. v. Bangor & A. R. Co.,
      417 U.S. 703 (1974)......................................................4, 11

In re Beatrice Cos., Inc. Litig.,
      Del. Supr., 522 A.2d 865, 1987 WL 36708,
      Horsey, J. (Feb. 20, 1987) (ORDER).......................................2 n.l

Brown v. Automated Marketing Sys., Inc.,
      Del. Ch., C.A. No. 6715, 1982 WL 8782,
      Brown, C. (Mar. 22, 1982).............................................3 n.l, 4

City Capital Assocs. Ltd. Partnership v. Interco, Inc.,
      Del. Ch., 551 A.2d 787 (1988)................................................7

Condec Corp. v. Lunkenheimer Co.,
      Del. Ch., 230 A.2d 769 (1967)................................................7

Crane v. Harsco Corp.,
      D. Del., 511 F. Supp. 294 (1981).........................................8 n.4

Dieter v. Prime Computer, Inc., .
      Del. Ch., 681 A.2d 1068 (1996)........................................3, 4 n.3

Emerson Radio Corp. v. International Jensen Inc.,
      Del. Ch., C.A. Nos. 15130,14992, 1996 WL 483086,
      Jacobs, V.C. (Aug. 20, 1996)......................................9, 10,10 n.5

In re Gaylord Container Corp. Sh. Litig.,
      Del. Ch., 747 A.2d 71 (1999).........................................3, 10, 11

Glaser v Norris,
      Del. Ch., C.A. No. 9538, 1989 WL 79875,
      Chandler, V.C. (July 13, 1989)...............................................5

GM Sub Corp. v. Liggett Group, Inc.,
      Del. Ch., C.A. No. 6155, 1980 WL 6430,
      Brown, V.C. (April 25, 1980).............................................7, 10

Home Fire Ins. Co. v. Barber,
      Neb. Supr., 93 N.W. 1024 (1903)..............................................4

IM2 Merchandising and Mfg., Inc. v. Tirex Corp.,
      Del. Ch., C.A. No. 18077, 2000 WL 1664168,
      Strine, V.C. (Nov. 2, 2000)...............................................3, 5

Leung v. Schuler,
      Del. Ch., C.A. No. 17089, 2000 WL 264328,
      Jacobs, V.C. (Feb. 29, 2000).................................................5

Lipton v. News Int'l,
      Del. Supr., 514 A.2d 1075 (1986).........................................7, 10

MacAndrews & Forbes, Inc. v. Revlon, Inc.,
      Del. Ch., C.A. No. 8126, 1985 WL 21129,
      Walsh, J. (Oct. 9, 1985)..............................................6, 7, 10

Moran v. Household Int'l, Inc.,
      Del. Ch., 490 A.2d 1059,
      aff'd, Del. Supr., 500 A.2d 1346 (1985)..................................7, 10

Newell Co. v. Vermont Amer. Corp.,
      N.D. Ill., 725 F. Supp. 351 (1989).......................................8 n.4

Packer v. Yampol,
      Del. Ch., C.A. No. 8432, 1986 WL 4748,
      Jacobs, V.C. (April 18, 1996)............................................7, 10

Rosenthal v. Burry Biscuit Corp.,
      Del. Ch., 60 A.2d 106 (1948).................................................3

Sanders v. Devine,
      Del. Ch., C.A. No. 14679, 1997 WL 599539,
      Lamb, V.C. (Sept. 24, 1997)...............................................4, 5

In re Sunstates Corp. Sh. Litig.,
      Del. Ch., C.A. No. 13284, 2001 WL 432447,
      Lamb, V.C. (April 18, 2001) .............................................4 n.3

Tate & Lyle PLC v. Staley Continental, Inc.,
      Del. Ch., C.A. No. 9813, 1988 WL 46064,
      Hartnett, V.C. (May 9, 1988)..........................................6, 7, 10

Thorpe v. CERBCO, Inc.,
      Del. Ch., C.A. No. 11713, 1993 WL 35967,
      Allen, C. (Jan. 26, 1993).................................................4, 5

In re Tri-Star Pictures, Inc., Litig.,
      Del. Supr., 634 A.2d 319 (1993)..........................................7, 10

U-H Acquisition Co. v. Barbo,
      Del. Ch., C.A. No. 13279, 1994 WL 34688,
      Hartnett, V.C. (Jan. 31, 1994)........................................7, 8 n.4

Weiss v. Leewards Creative Crafts, Inc.,
      Del. Ch., C.A. No. 12384, 1993 WL 155493,
      Chandler, V.C. (April 29, 1993)..............................................5

Williams v. Geier,
      Del. Ch., C.A. No. 8456, 1987 WL 11285,
      Berger, V.C. (May 20,1987)...................................................7


Other Authorities
------------------
8 Del. C. 'SS'327...........................................................3 n.2, 4

                             PRELIMINARY STATEMENT

         On August 24, 2002, the Genesis defendants moved to dismiss based in part on Omnicare's lack of standing. By letter submitted to the Court on October 11, 2002, the Genesis defendants joined in NCS' motion to dismiss (filed October 3, 2002), and reserved the right to file a reply brief. This reply brief is submitted by the Genesis defendants in response to Omnicare's answering brief in opposition to dismissal filed October 17, 2002 (cited as "OAB at _____").


                               REPLY ARGUMENT

         As Omnicare's answering brief makes clear, it is undisputed that Omnicare did not own NCS shares at the time of the misconduct it alleges. On Sunday, July 28, 2002, the NCS board approved the NCS/Genesis Merger Agreement and the Voting Agreements by which Messrs. Outcalt and Shaw committed to Genesis and NCS to vote their Class A and Class B shares for the merger. Sec. Am. Compl. [p][p] 42-43. On Monday morning, July 29, well before the market opened, Genesis and NCS issued a joint press release announcing the deal, and outlining clearly and in detail the specific terms of the Merger Agreement and the commitment in the Voting Agreements to vote in favor of the merger. See OMN04673 (July 29, 2002 Press Release, PRNewswire, 7:03 am.) (Ex. A hereto).

         Later in the day on Monday, July 29, 2002, after learning the terms of the NCS/Genesis deal, Omnicare purchased 1000 shares of NCS (see NCS Motion to Dismiss at Ex. A), undoubtedly in an effort to acquire some sort of standing to proceed with this lawsuit. There is no dispute that, when it purchased those shares, Omnicare was aware of the Merger Agreement and Voting Agreements that had been signed the day before. Three days later, on August 1, 2002, Omnicare initiated this lawsuit. Sec. Am. Compl. [p] 49.

         Omnicare's opposition to dismissal is based on two propositions: (1) that it has standing as a putative "bidder" for NCS notwithstanding that it owned no NCS shares at the time of the fiduciary wrongs asserted, all of which allegedly occurred on July 28, 2002; and (2) that as to the Voting Agreements, it has standing as a "current" stockholder because it is threatened with the "prospective" wrong of infringement of its voting power as a 1000 share owner. OAB at 1-2, 12. Both of Omnicare's arguments are without support in Delaware law, contravene the longstanding policy against the purchase of a lawsuit, and are irreconcilable with the settled principle that fiduciary duties are owed to stockholders at the time of the conduct in question. There is no such thing as "bidder standing" in the absence of share ownership at the time of the alleged wrong, and Omnicare's "current" stockholder status does not provide it with standing to attack the Voting Agreements that were executed, and known to Omnicare, before it purchased its 1000 shares on July 29, 2002.

I.       OMNICARE'S "BIDDER STANDING" ARGUMENT

         Omnicare's "bidder standing" argument is without support, and contrary to both the established public policy against the purchase of a lawsuit and the equally fundamental principle that any breach of fiduciary duty claim must be based on the existence of the fiduciary relationship between the plaintiff and the defendants at the time of the alleged breach.

         A. The policy against the "purchase" of a lawsuit.

         Not only was Omnicare not a shareholder at the time of the misconduct alleged in its complaint,(1) it purchased its NCS shares with full knowledge of the existence and terms of the


-----------------------

(1) The time when a claim arises for purposes of barring lawsuits by plaintiffs who acquire shares after the fact is the time when the transaction is approved by the board of directors and publicly disclosed. "In the case of a proposed merger, the plaintiff must have been a stockholder at the time the terms of the merger were agreed upon because it is the terms of the merger, rather than the technicality of its consum-
                                                            (footnote continued)

Merger Agreement and the Voting Agreements. This attempt to buy itself a lawsuit against NCS, the NCS directors and Genesis is in direct contravention of the longstanding and fundamental Delaware public policy against the "evil" of purchasing shares in order "to attack a transaction which occurred prior to the purchase of the stock." Rosenthal v. Burry Biscuit Corp., Del. Ch., 60 A.2d 106, 111 (1948). That policy has been rigorously enforced. See, e.g., IM2 Merchandising & Mfg., Inc. v. Tirex Corp., Del. Ch., C.A. No. 18077, 2000 WL 1664168, at *6, Strine, V.C. (Nov. 2, 2000) (dismissing breach of fiduciary duty claim where alleged breach occurred prior to plaintiffs' acquisition of shares).

         The General Assembly adopted 8 Del. C. 'SS' 327 to enforce this policy in derivative actions. See Alabama By-Products Corp. v. Cede & Co., Del. Supr., 657 A.2d 254, 264 n.12 (1995).(2) The same policy has been applied to direct claims. See In re Gaylord Container Corp. Sh. Litig., Del. Ch., 747 A.2d 71, 82
n.15 (1999) (noting that individuals "who buy stock and challenge the earlier adoption of properly disclosed defensive measures" ought to be "barred from recovery"); Dieter v. Prime Computer, Inc., Del. Ch., 681 A.2d 1068, 1072 (1996) (putative class plaintiff bought shares after merger agreement announced; "same policy and . . . rationale" supporting contemporaneous ownership requirement in derivative context "would

--------------------
(footnote continued)

mation, which are challenged." In re Beatrice Cos., Inc. Litig., Del. Supr., 522 A.2d 865, 1987 WL 36708, at *3, Horsey, J. (Feb. 20, 1987) (ORDER); Brown v.
Automated Marketing Sys., Inc., Del. Ch., C.A. No. 6715, 1982 WL 8782, at *2, Brown, V.C. (Mar. 22, 1982) ("[I]t is not the merger itself that constitutes the wrongful act of which plaintiff complains, but rather it is the fixing of the terms of the transaction ...").

(2) 8 Del. C. 'SS' 327 states the contemporaneous ownership rule that in a derivative action, the complaint must allege "that the plaintiff was a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law."

arguably apply here [in direct action] as well" ).(3) In Brown v. Automated Marketing Sys., Inc., Del. Ch., C.A. No. 6715, 1982 WL 8782, Brown, C. (Mar. 22,
1982), the Court quoted from Dean Roscoe Pound's opinion in Home Fire Ins. Co.
v. Barber, Neb. Supr., 93 N.W. 1024, 1029 (1903), in explicating that the policy of 8 Del. C. 'SS' 327 is not specific to derivative claims but derives from "general equitable principles." Id. at *2 (referring to "appropriate outrage" by defendants as to stockholder-plaintiff who acquired shares after the merger in question was approved). Cf. Bangor Punta Operations, Inc. v. Bangor & A. R. Co., 417 U.S. 703, 711 (1974) (basic equitable principle that plaintiffs that acquired shares after disputed transactions occurred were barred from recovery).

         Likewise, Delaware courts have enforced this policy outside of the derivative action context by holding that a plaintiff who bought shares after corporate disclosures could not pursue claims for breach of the fiduciary duty of disclosure. See Thorpe v. CERBCO, Inc., Del. Ch., C.A. No. 11713, 1993 WL 35967, at *3, Allen, C. (Jan. 26, 1993) ("[W]hile plaintiffs may have standing to complain about any breach of duty that occurs while they are shareholders, they have no direct right to be awarded judicial relief for [acts that occurred prior to their purchase of shares]."); Sanders v. Devine, Del. Ch., C.A. No. 14679, 1997 WL 599539, at *5, Lamb, V.C. (Sept. 24, 1997) ("In the present case, plaintiff was not a stockholder at the time the prospectus was issued, therefore, as a matter of law, there can be no liability under any fiduciary duty theories for the disclosures made in connection with the offering.").


-------------------
(3) Of course, as this Court has elsewhere noted, the Court in Dieter did not directly decide the point, as the procedural context there was not on a motion to dismiss but concerned opposition to such a stockholder's serving as a class representative. In re Sunstates Corp. Sh. Litig., Del. Ch., C.A. No. 13284, 2001 WL 432447, at *3 & n.12, Lamb, V.C. (Apr. 18, 2001).

         B. The requirement that the plaintiff own shares at the time of the alleged breach of duty.

         Omnicare's standing argument also ignores - and directly contravenes - the first and fundamental element of any breach of fiduciary duty claim: the existence of a fiduciary relationship at the time of the breach. See Sanders v. Devine, 1997 WL 599539, at *5 ("In order to prevail on a breach of fiduciary duty claim, plaintiff. . . must first establish that at the time [of the wrong] he was a person to whom a fiduciary duty was owed."); Thorpe v. CERBCO, Inc., 1993 WL 35967, at *3; Leung v. Schuler, Del. Ch., C.A. No. 17089, 2000 WL
264328, at *6, Jacobs, V.C. (Feb. 29, 2000); Arnold v. Society for Savs. Bancorp, Inc., Del. Ch., C.A. No. 12883, 1995 WL 376919, at *6-7, Chandler, V.C.
(June 15, 1995); Weiss v. Leewards Creative Crafts, Inc., Del. Ch., C.A. No. 12384, 1993 WL 155493, at *3, Chandler, V.C. (April 29, 1993); cf Glaser v.
Norris, Del. Ch., C.A. No. 9538, 1989 WL 79875, at *9, Chandler, V.C. (July 13,
1989) (holding that defendants did not owe fiduciary duty to plaintiffs-unit holders prior to plaintiffs' acquisition of the units).

         This Court should not hesitate to enforce these elemental standing requirements and dismiss Omnicare's action. Delaware's policy against permitting plaintiffs to acquire stock and then challenge transactions agreed to before the purchase "might be easily frustrated if individuals could place orders to purchase stock on the same day the challenged transaction occurred." Avacus Partners, L.P. v. Brian, Del. Ch., C.A. No. 11001, 1990 WL 161909, at *6, Allen,
C. (Oct. 24, 1990). Delaware courts enforce that policy by denying standing to after-the-fact purchasers and dismissing their complaints. See, e.g., IM2 Merchandising, 2000 WL 1664168, at *6.

         C. "Bidder standing."

         Omnicare's "bidder standing" argument - that it has standing without regard to any share ownership "because it is seeking to acquire control of NCS" (OAB, Point I) - is entirely without precedential support. Omnicare cites no case - none at all - holding that a bidder that did not own shares at the time of the alleged breach of duty by the target board nonetheless has standing. Omnicare cites no case - none at all - in which a bidder was permitted to pursue a claim and obtain relief against a target board's actions that preceded its ownership of shares.

         Although Omnicare ignores the point, in both of the principal cases on which it relies - Tate & Lyle PLC v. Staley Continental, Inc., Del. Ch., C.A. No. 9813, 1988 WL 46064, Hartnett, V.C. (May 9, 1988), and MacAndrews & Forbes, Inc. v. Revlon, Inc., Del. Ch., C.A. No. 8126, 1985 WL 21129, Walsh, J. (Oct. 9,
1985) - the bidders whose standing was at issue (and for whom standing was ultimately held to exist) were stockholders at the time of the alleged fiduciary breaches. See Tate & Lyle, 1988 WL 46064, at *4; MacAndrews & Forbes, 1985 WL 21129, at *1. The issue addressed in both Tate & Lyle and MacAndrews & Forbes Holdings was whether the plaintiff-bidders' claims were direct (individual) rather than derivative, as the latter denomination raised the question of the bidders' status as an adequate representative of all the stockholders in light of the ostensible conflict between the bidder as buyer and the stockholder body as sellers. See MacAndrews & Forbes, 1985 WL 21129, at *4-5 (holding that the claims asserted were individual and possibly derivative, but the bidder could pursue the claims in a derivative posture as well); Tate & Lyle, 1988 WL 46064, at *8 (simply citing MacAndrew & Forbes in rejecting target's contention that plaintiff-bidder could not challenge target's compensation payments as a derivative claim). As the discussion in Omnicare's brief itself makes clear, the focus of these cases was on the direct/derivative distinction. See OAB at 5-7.

But neither Tate & Lyle nor MacAndrews & Forbes held (or suggested) in any respect that a plaintiff-bidder who owned no shares at the time of the target board's alleged breach had standing to pursue either direct or derivative claims.

         In the other cases cited by Omnicare, the plaintiffs (including the plaintiff-bidders) likewise owned shares at the time of the alleged breach. See Lipton v. News Int'l, Del. Supr., 514 A.2d 1075, 1076 (1986) (News, the plaintiff, owned nearly 7% of Warner prior to Warner entering into share exchange agreement with Chris-Craft and BHC, Inc.); Williams v. Geier, Del. Ch., C.A. No. 8456, 1987 WL 11285, at *3, Berger, V.C. (May 20, 1987) (plaintiff owned stock at the time of the alleged wrong); Moran v. Household Int'l, Inc., Del. Ch., 490 A.2d 1059, 1064 (1985) (plaintiffs owned stock at the time of the board's adoption of the challenged poison pill provisions), aff'd, Del.
Supr., 500 A.2d 1346 (1985); Condec Corp. v. Lunkenheimer Co., Del. Ch., 230 A.2d 769, 772 (1967) (plaintiff-bidder owned shares prior to the challenged defensive transaction); GM Sub Corp. v. Liggett Group, Inc., Del. Ch., C.A. No. 6155, 1980 WL 6430, at *1, Brown, V.C. (April 25, 1980) (plaintiff-bidder was "substantial shareholder" of defendant at time of challenged conduct of board); Packer v. Yampol, Del. Ch., C.A. No. 8432, 1986 WL 4748, at *5, Jacobs, V.C. (April 18, 1996) (plaintiff-bidder owned 10.6% of defendant's stock prior to the challenged issuance of preferred stock); In re Tri-Star Pictures, Inc., Litig., Del. Supr., 634 A.2d 319, 321 (1993) (plaintiffs were minority stockholders at time of alleged breach). See also City Capital Assocs. Ltd. Partnership v. Interco, Inc., Del. Ch., 551 A.2d 787, 800 (1988) (holding "that [CCA, the bidder], as a shareholder, has standing to assert the rights of a shareholder of Interco to require the board to redeem the stock rights in issue"); U-H Acquisition Co. v. Barbo, Del. Ch., C.A. No. 13279, 1994 WL 34688, at *4, Hartnett, V.C. (Jan. 31, 1994) (plaintiff-bidder for publicly-held limited partnership lacked standing on both derivative and individual claims challenging fiduciary misconduct thwarting tender offer; tender offeror not owed any fiduciary duty).(4) None of these decisions permitted a party that did not own shares at the time of the alleged breach of fiduciary duty to maintain such a claim - whether individual or derivative.

         Indeed, reflective of Omnicare's inability to support its "bidder standing" argument, much of the argument in Omnicare's opposition is a red herring. In the first sentence of its preliminary statement, Omnicare aptly frames the issue presented by the NCS opening brief as follows: "The NCS Defendants claim that Omnicare lacks standing to prosecute this action because Omnicare did not own shares of NCS common stock on or before July 28, 2002 . . ." OAB at 1. Oddly, however, thereafter Omnicare ignores this fundamental defect and, instead, debates with itself the question of whether its claims are derivative or individual. See OAB at 5, et seq. This effort to evade the principal - and fundamental - issue presented by the motion to dismiss, and instead to focus on a nonissue that was never even raised in NCS's moving papers, is telling. The dispositive issue is not whether Omnicare's claims are derivative or individual. The dispositive point is that, because it owned no shares at the time of the alleged misconduct, Omnicare has no standing to complain of that conduct - derivatively or individually.


---------------------

(4) U-H also so held even as to an affiliate of the bidder who was an assignee of units but had not been admitted as a substitute limited partner. Id. at *5. Omnicare's only response to U-H is that it "involves the wholly inapplicable context of limited partnership law." OAB at 9 ([p] 16). There is no reason that the difference in context renders U-H inapplicable. The fundamental point is the same: there is no such thing as "bidder standing" in the absence of share (or unit) ownership at the time of the alleged target breach of duty. See also Newell Co. v. Vermont Amer. Corp., N.D. Ill., 725 F. Supp. 351, 368 (1989) (applying Delaware law) (holding that plaintiff-bidder did not have "an individual claim in its capacity as a tender offeror for the Board's breach of fiduciary duties. Established precedent is that a board owes no duty to a tender offeror.") (emphasis added); cf. Crane v: Harsco Corp., D. Del., 511 F. Supp. 294, 304 (1981) (tender offeror's claim that corporation's repurchase of shares frustrated its tender offer was "not a sufficient basis for an individual action under Delaware law").

         Omnicare cites only one case that is claimed to support entertaining a plaintiff-bidder's breach of fiduciary duty claims without regard to the bidder's ownership of shares. OAB at 8 ([p] 14) (citing Emerson Radio Corp. v. International Jensen Inc., Del. Ch., C.A. Nos. 15130, 14992, 1996 WL 483086, at *14, Jacobs, V.C. (Aug. 20, 1996)). Emerson provides no support to Omnicare's position here. The plaintiff-bidder in Emerson owned no shares but sought a preliminary injunction against a proposed merger of the target (Jensen) with another corporation, seeking to require a new auction. In denying relief (along with denying similar relief sought by stockholder-plaintiffs), the Court squarely noted that the plaintiff-bidder had no standing:

         In its capacity as a bidder, Emerson has no claims to raise, because neither Jensen nor its Board owes a duty to an interested potential acquiror to deal with that acquiror. As the Chancellor has aptly put it:

               [I]t is a simple and I would have thought well understood fact that one [in the position of a tender offeror] possesses no legal right to have an owner of an asset supply him with information or negotiate with him. Thus, it simply is not a legal wrong to a would-be buyer for an owner to ignore or reject an offer of sale.

         Gagliardi v. Trifoods Int'l Inc., Del. Ch., C.A. No. 14725, Mem. Op. at 21, Allen, C. (July 19, 1996). Rather, any duty Jensen's board may have to deal with Emerson as a potential buyer was owed solely to Jensen's stockholders, as a corollary of the Board's fiduciary duty to achieve the highest available value for shareholders. That is why plaintiffs who seek to assert breach of fiduciary duty claims of this kind have been persons to whom such fiduciary duties were owed, i.e., stockholders of the target corporation.

Emerson, 1996 WL 483086, at *13. While noting the defendants' point that "no Delaware court has recognized the standing of a non-stockholder bidder for a target company," id., the Court also noted the plaintiff-bidder's position that it should be accorded standing, but held that it was ultimately unnecessary for it to decide the point which was raised only at the preliminary injunction hearing itself:

               This question need not be decided to resolve Emerson's motion.
            That motion can be determined on other grounds with no different result. Moreover, a refusal by this Court to entertain the fiduciary duty claims on this threshold ground would disserve the interests of the parties and the public. Although the Shareholder Plaintiffs do not advance the same claims as Emerson, they do own Jensen stock and they have joined in Emerson's position. And importantly, the merits of the defendants' conduct have now been the subject of discovery, briefing and argument (albeit expedited). For this Court now to refuse to review that conduct would be wasteful of the parties' considerable investment of effort and resources, and deprive Jensen's shareholders and the public of such benefit that this Court's (and any reviewing Court's) determinations might have.

               Accordingly, the Court will proceed on the assumption, but without deciding, that Emerson has standing to assert its claims.

Id. at *14.(5) The Court then determined the preliminary injunction motion "with no different result," i.e., the motion was denied. Emerson thus provides no support for Omnicare's "bidder standing" argument, nor does it support according standing to Omnicare here, where the standing issue was raised well before any preliminary injunction hearing - indeed, before any such hearing was even requested to be scheduled by Omnicare (or the stockholder-plaintiffs) and before any deposition discovery had even begun.

         The knotty (but here irrelevant) question addressed in the principal authorities on which Omnicare relies - whether stockholder claims challenging corporate defensive conduct are properly denominated as individual/direct claims or as derivative claims - has recently been canvassed by this Court. In re Gaylord Container Corp. Sh. Litig., Del. Ch., 747 A.2d 71, 75-83 (1999) (stockholder class action challenge to rights plan and defensive charter and bylaw amendments) (discussing, e.g., Moran, Tate & Lyle, GM Sub, Packer, MacAndrews & Forbes, Tri-Star, and Lipton). In Gaylord, the Court noted that under the Delaware precedents, bidder standing "has remained putatively tethered, if only by a bare thread, to its status as a stockholder." Id. at 77 n.7.


-------------------
(5) In Emerson, the plaintiff-bidder owned no shares as the confidentiality agreement it signed as a condition to its due diligence precluded it from acquiring shares. See id. at *4.

         Even having recognized that bidder standing requires share ownership - the point that Omnicare's discussion of Gaylord ignores, see OAB at 9 ([p] 15) - the Court there noted the "certain amount of undeniable doctrinal incoherence" to which "the practice of according bidders standing as stockholders leads." Gaylord, 747 A.2d at 81 n.14 (emphasis in original). Whatever the "practical" reasons for that practice, id., the practice is bidders standing as stockholders
- not, as Omnicare would have it, bidder standing as bidders even if nonstockholders. "Doctrinal incoherence" is one thing. To recognize bidder standing as nonstockholders would go far beyond that, to doctrinal anarchy. Cf. Bangor Punta, 417 U.S. at 717 ("If deterrence were the only objective, then in logic any plaintiff willing to file a complaint would suffice. No injury or violation of a legal duty to the particular plaintiff would have to be alleged. The only prerequisite would be that the plaintiff agree only to accept the recovery, lest the supposed wrongdoer be allowed to escape a reckoning. Suffice it to say that we have been referred to no authority which would support so novel a result, and we decline to adopt it.").

         Omnicare's "bidder standing" theory indeed is without any reasonable limitations. On Omnicare's theory, "bidder standing" does not require Omnicare to have purchased any NCS shares on July 29 - or ever; it is enough that Omnicare has made a bid for NCS. Presumably, in Omnicare's view, the same bidder standing would attach to anyone who expresses such an intent even if for the first time at any point after a merger agreement is signed - e.g., weeks or months later, but so long as before (or simultaneously with?) the filing of its complaint alleging that the merger agreement was a fiduciary wrong or perhaps just before the entry of a judgment. There is no warrant to so unmoor settled standing principles, and to treat bidders as some specially protected class of litigants, immunized from fundamental requirements applicable to all other parties.

         II. OMNICARE'S "VOTING RIGHTS" ARGUMENT

         Omnicare separately argues that its automatic conversion claim against the Voting Agreements under the NCS charter states an individual and not derivative claim. OAB at 9-22 ([p][p] 17-22). While Onmicare's secondary argument at least is based on its "current" ownership of NCS shares - unlike its primary bidder standing argument under which any share ownership is irrelevant - Omnicare (again) devotes its argument to establishing that a claim of voting infringement is an individual claim. Omnicare fails to address why it should be accorded standing to attack the Voting Agreements that were known to it before it bought its 1000 shares on July 29.

         Omnicare's only reference to standing on that claim is the uncited declaration (OAB at 12 ([p] 21)) that the claim is "not derivative, and Omnicare has standing to assert that claim," and the argument - really just an observation - that the alleged injury to its voting rights at the stockholders meeting on the NCS/Genesis merger is not "in the past, but rather a prospective threat to Omnicare's voting rights." OAB at 12 ([p] 22). Prospective impact or not, the obvious point that Omnicare continues to ignore is that it bought its 1000 shares with full knowledge of the merger and the Voting Agreements.

         Omnicare offers no basis for any special consideration of its attack on the Voting Agreements. Omnicare should no more be allowed to buy that claim than any of its other claims.

                                   CONCLUSION

         Omnicare's action should be dismissed for lack of standing.


                                         Respectfully submitted,

                                         YOUNG CONAWAY STARGATT
                                          & TAYLOR LLP

                                         /s/ David C. McBride
                                         -------------------------------------
                                         David C. McBride
                                         Bruce L. Silverstein
                                         Christian Douglas Wright
OF COUNSEL:                              Adam W. Poff
Paul Vizcarrondo, Jr.                    The Brandywine Building
Theodore N. Mirvis                       1000 West Street, 17th Floor
John F. Lynch                            P.O. Box 391
Lauryn P. Gouldin                        Wilmington, DE 19899-0391
WACHTELL, LIPTON, ROSEN & KATZ           (302) 571-6639
51 West 52nd Street
New York, NY 10019                       Attorneys for Defendants Genesis Health
(212) 403-1000                           Ventures, Inc. and Geneva Sub, Inc.

DATED: October 22, 2002

                             CERTIFICATE OF SERVICE

         I, Christian Douglas Wright, Esquire, hereby certify that I caused copies of the foregoing document to be served on October 22, 2002 upon the following counsel of record:

BY HAND DELIVERY
----------------
                    Donald J. Wolfe, Jr., Esquire
                    Potter Anderson & Corroon LLP
                    1313 N. Market Street
                    Wilmington, DE 19801

                    Edward P. Welch Esquire
                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Rodney Square
                    Wilmington, DE 19801

                    Jon E. Abramczyk, Esquire
                    Morris, Nichols, Arsht & Tunnell
                    1201 N. Market Street
                    Wilmington, DE 19801

                    Michael A. Weidinger, Esquire
                    Morris, James, Hitchens & Williams LLP
                    222 Delaware Avenue - 10th Fl.
                    Wilmington, DE 19801

                                  /s/ Christian Douglas Wright
                                  -----------------------------
                                  Christian Douglas Wright